UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2007

PRUDENTIAL FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	001-16707	22-3703799
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

751 Broad Street

Newark, New Jersey 07102

(Address of principal executive offices and zip code)

(973) 802-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 21, 2007, Universal Prudential Arizona Reinsurance Company (“UPARC”), a subsidiary of Prudential Financial, Inc. (the “Registrant”), entered into a Senior Surplus Note Purchase Agreement (the “Purchase Agreement”) with unaffiliated financial institutions, as purchasers (the “Purchasers”), Pruco Life Insurance Company, a subsidiary of the Registrant, as Initial Facility Ceding Reinsurer, and the Registrant, pursuant to which the Purchasers will advance funds to UPARC in consideration for the issuance of UPARC’s floating rate surplus notes due 2052 (the “Surplus Notes”). The aggregate principal amount of Surplus Notes to be issued pursuant to the Purchase Agreement will be $500,000,000.

The Surplus Notes are redeemable prior to maturity, subject to the satisfaction of customary notice and other requirements. In addition, pursuant to the Purchase Agreement, UPARC will be required to make certain customary representations and warranties. The Registrant will also enter into a credit derivative transaction with an affiliate of one of the Purchasers that will require the Registrant to make certain payments in the event of deterioration in the credit quality of the Surplus Notes, default by UPARC under the terms of the Surplus Notes or early redemption of the Surplus Notes.

The Surplus Notes are obligations of UPARC and are reflected on the consolidated financial statements of the Registrant. The Registrant intends to use proceeds from issuance of the Surplus Notes to finance certain reserves required to be held by subsidiary life insurers of the Registrant in connection with the reinsurance of certain universal life insurance policies through UPARC. The Surplus Notes have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption therefrom.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2007

PRUDENTIAL FINANCIAL, INC.

By:	/s/ STEPHEN W. GAUSTER
Name:	Stephen W. Gauster
Title:	Vice President and Assistant Secretary